Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement of Mirum Pharmaceuticals, Inc. of our report dated October 2, 2023, relating to the combined financial statements of the Bile Acid Business of Travere Therapeutics, Inc. as of and for the year ended December 31, 2022, appearing in Mirum Pharmaceuticals, Inc. Current Report on Form 8-K/A filed on November 2, 2023.

/s/ BDO USA, P.C.

San Diego, California

November 2, 2023